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                             EXHIBIT 11

                        IONICS, INCORPORATED

                  COMPUTATION OF EARNINGS PER SHARE

            (Amounts in thousands except per share data)


                                            Three Months Ended     Six Months Ended
                                                  June 30,             June 30,
                                              1994_      1993_      1994       1993
Net income                                  $3,582     $3,520     $6,979     $6,884

Earnings per common and common
  equivalent share:

  Weighted average number of shares
    outstanding                              6,953      6,937      6,950      6,927

  Incremental shares for stock options
    under treasury stock method                112        104        117        127

  Weighted average number of common and
    common equivalent shares outstanding     7,065      7,041      7,067      7,054

  Earnings per common and common
    equivalent share                        $  .51     $  .50     $  .99     $  .98




Earnings per common and common equivalent share - assuming full dilution:

  Weighted average number of shares
    outstanding                              6,953      6,937      6,950      6,927

  Incremental shares for stock options
    under treasury stock method                112        104        122        127

  Weighted average number of common and
    common equivalent shares outstanding -
      assuming full dilution                 7,065      7,041      7,072      7,054

  Earnings per common and common
    equivalent share - assuming             $  .51     $  .50     $  .99     $  .98
      full dilution




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